Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

FISV - Fiserv to Acquire CheckFree

Event Date/Time: Aug. 02. 2007 / 9:00AM CT

Additional Information and Where to Find It

This Transcript may be deemed to be solicitation material in respect of the proposed acquisition of CheckFree by Fiserv. In connection with the proposed acquisition, Fiserv and CheckFree intend to file relevant materials with the SEC, including CheckFree’s proxy statement on Schedule 14A. STOCKHOLDERS OF CHECKFREE ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING CHECKFREE’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and CheckFree stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from CheckFree. Such documents are not currently available.

Fiserv and its directors and executive officers, and CheckFree and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of CheckFree common stock in respect of the proposed transaction. Information about the directors and executive officers of Fiserv is set forth in its proxy statement for its 2007 Annual Meeting of Shareholders, which was filed with the SEC on April 11, 2007. Information about the directors and executive officers of CheckFree is set forth in its proxy statement for its 2006 Annual Meeting of Stockholders, which was filed with the SEC on September 26, 2006. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition when it becomes available.

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FINAL TRANSCRIPT

Aug. 02. 2007 / 9:00AM CT, FISV - Fiserv to Acquire CheckFree

CORPORATE PARTICIPANTS

Jeff Yabuki

Fiserv - President & CEO

Pete Kight

CheckFree - Founder, Chairman & CEO

Tom Hirsch

Fiserv - CFO

CONFERENCE CALL PARTICIPANTS

Dave Koning

Robert W. Baird - Analyst

Kartik Mehta

FTN Midwest Research - Analyst

Charlie Murphy

Morgan Stanley - Analyst

John Kraft

D.A. Davidson - Analyst

Glenn Greene

CIBC - Analyst

Scott Kessler

Standard & Poor’s Equity Research - Analyst

Julio Quinteros

Goldman Sachs - Analyst

Pete Heckmann

A.G. Edwards - Analyst

David Parker

Merrill Lynch - Analyst

Nik Fisken

Stephens - Analyst

Tien-tsin Huang

JPMorgan - Analyst

Chitra Sundaram

Cardinal Capital - Analyst

Scott Middleman

Jefferies Asset Management - Analyst

Terry Babe

ThinkEquity Partners - Analyst

PRESENTATION

Operator

Welcome to the Fiserv investor conference call to discuss today’s announced acquisition of CheckFree Corporation. (OPERATOR INSTRUCTIONS). Today’s call is being recorded and is also being broadcast live over the Internet at www.Fiserv.com. The call is expected to last approximately 30 minutes, and you may disconnect from the call at anytime. Now I will turn the call over to Jeff Yabuki, President and CEO of Fiserv.

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FINAL TRANSCRIPT

Aug. 02. 2007 / 9:00AM CT, FISV - Fiserv to Acquire CheckFree

Jeff Yabuki - Fiserv - President & CEO

Good morning and thanks everyone for joining us today to hear the details about today’s exciting announcement. Our remarks will include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected. There are a number of factors that could cause major results to differ materially or that could lead to the inability to complete this transaction. For a complete list of those factors, please refer to the legend in this morning’s press release announcing Fiserv’s acquisition of CheckFree Holdings.

With me today in Brookfield are Norm Balthasar, our Chief Operating Officer, and Tom Hirsh, our Chief Financial Officer. Also joining the call from Norcross is Pete Kight, the Founder, Chairman and CEO of CheckFree. Pete, it is good to have you with us today.

Pete Kight - CheckFree - Founder, Chairman & CEO

Thanks, Jeff.

Jeff Yabuki - Fiserv - President & CEO

We plan to provide about 10 minutes of prepared remarks and then take your questions.

This morning we announced a definitive agreement to acquire CheckFree Holdings in an all-cash transaction valued at $4.4 billion. Shareholders of CheckFree will receive $48 per share. That price represents a premium of approximately 20% over the last 30 days average closing stock price and represents less than 10 times underlying EBITDA on a pro forma run-rate basis, including anticipated synergies. The transaction is, of course, subject to customary regulatory approvals and CheckFree shareholder approval. We anticipate that the transaction will close by the end of the calendar year.

Upon closing, the combined organization will have over 27,000 associates worldwide and about $6 billion in combined pro forma revenues, which will make us one of the largest technology processing providers and overall one of the largest solutions providers in the broader business services sector period.

While we recognize that enterprise size alone does not get the job done, there are significant strategic, scale and growth advantages arising from the combination that we believe will lead to great rewards for our clients, employees and you, our shareholders. Strategically we have shared our intention to deploy acquisition capital to accomplish two primary objectives.

First, to expand the size and scale of our system through additional core processing assets, and second, to use capital to add high quality products and services which can be used to extend our privileged relationships.

We have also shared our belief that assets in the payments and risk management areas were the most attractive and importantly very attractive to the financial institutions which we serve.

CheckFree as a clear industry leader in payments and Internet banking is positioned squarely on our second objective. CheckFree is the market leader in several critical growth-oriented technologies which intermediate the relationship between financial institutions and their clients. We believe solutions such as Internet banking and electronic bill payment and presentment are significant drivers of future growth, and we believe providing the best in market solution will position us for enhanced growth today and in the future.

We also see a significant opportunity to grow through the integration of core processing, electronic payment and risk management technologies, which we anticipate will be available to Fiserv clients in the future. CheckFree also brings very significant relationships in the top tier banks and financial institutions across the country through their electronic commerce, investment and software businesses. We believe these relationships over time can be broadened to include a deeper penetration of the hundreds of products and services that we currently offer. While today we have relationships with each of the top 100 banks, we see significant room to leverage the deep relationships across the CheckFree enterprise to deliver additional value to Tier 1 and Tier 2 institutions.

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Aug. 02. 2007 / 9:00AM CT, FISV - Fiserv to Acquire CheckFree

Overall we believe this strategic business combination links the benefits of our two strong companies to enhance our combined competitive position in the marketplace and vastly expands the resources which we bring to our targeted markets, allowing us to serve clients in new and enhanced ways.

As I mentioned, CheckFree is the established leader in electronic bill payment, presentment and settlement known as EBPP serving banks, billers and Internet portals. It services enable consumers to receive and pay bills over the Internet and pay billers directly for biller direct sites by telephone or through its walk-in retail agent network. The combined company will be uniquely positioned to offer a wide range of transaction processing, core bank processing, payment and electronic billing, settlement and software solutions to financial institutions and billers. We believe there will be a wide variety of opportunities for us to deliver innovation and integration to the market which will be uniquely available from the new Fiserv. All of this together will serve as an important catalyst to further accelerate the Fiserv 2.0 strategies that we’ve shared with you last year.

To sum up, why do we think this deal makes sense for Fiserv? It is a fairly simple formula. First, the combined entity will hold strong clear leadership positions in important growth areas within the transaction processing universe such as core account processing, electronic bill payment, presentment, settlement, Internet banking, ACH processing and several others.

Second, our client bases are very complementary. CheckFree’s client base consists primarily of the larger banks. It serves 21 of the top 25 retail financial institutions in the US, providing best-in-class sales and servicing of that client base. Alternatively the Fiserv core processing customer base of about 6000 clients tend to be the smaller and midmarket banks, credit unions and thrifts.

Third, the ability to deliver a unique core banking solution that integrates core account processing, Internet banking, electronic bill payment, presentment, transaction settlement, all wrapped with risk management solutions. This will significantly enhance our differentiation and the long-term value proposition that we will be able to deliver to our clients.

Fourth, this transaction provides tangible value for our shareholders through enhanced internal revenue growth, improved margins and continued free cash flow generation. In terms of economics, we believe we will realize significant synergies in this transaction both in overall cost savings and enhanced revenue opportunities.

On top of CheckFree’s core performance, we currently estimate in excess of $100 million of annualized cost savings and also more than $125 million in annualized revenue synergies. For 2008 the transaction is expected to be accretive to Fiserv’s underlying cash earnings per share.

With that, I would now like to introduce CheckFree Founder, Chairman and CEO Pete Kight. Not only has Pete agreed to work with me in the combined company, but upon closing will become a member of Fiserv’s Board of Directors. Pete?

Pete Kight - CheckFree - Founder, Chairman & CEO

Great. Thanks, Jeff. I appreciate it, and I want to thank everybody for spending time with us on this call. I have to start by saying quite directly I am very pleased to be making this announcement in conjunction with Fiserv and in conjunction with Jeff this morning and to see CheckFree become part of Fiserv’s great organization, an organization I have known and worked with almost since the beginning of CheckFree.

Jeff has been a great partner over the last several months as we have discussed originally different ways we could work together and all the way through up to exploring and then building on this transaction. I expect that working relationship is going to expand a lot as we move from vision into execution over the next months and years, and I am looking forward to it.

This is a great transformational deal for the marketplace. It is extending the vision we created at CheckFree some 25 plus years ago and that we have been building and extending in that time. This transaction is clearly a one plus one equals three proposition that enhances Fiserv’s compelling product portfolio and overall value, and I think it is a three to our client base as well with Fiserv’s added resources enabling us to be able to provide broader and deeper capabilities to our existing client base.

I know a lot of deals are always touted as this is one plus one equals three. But I can assure you I have a high level of confidence the more time you spend with us on this, you are going to see how directly these companies aligned and how clear the synergies that we have and how well they align in these organizations. I believe Fiserv is in the best position to carry on what we have started.

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FINAL TRANSCRIPT

Aug. 02. 2007 / 9:00AM CT, FISV - Fiserv to Acquire CheckFree

Jeff absolutely shares our vision for the electronification of the banking industry, and Fiserv’s customer base is extremely complementary with ours. With this combination, we now enjoy a defining opportunity, and I used that word defining specifically, to extend this premier Internet, online and bill pay services to a much broader universe of customers and in ways that much more deeply integrate these services into the core processing engines at literally thousands of financial institutions.

We will be bringing significant profit generating online banking capabilities to our banks over the next 18 months with our next generation banking releases. This next generation online banking is designed to grow revenues and advantage our banks very specifically in customer-centric ways. With this deal we are going to be able to do that more broadly, and we are going to be able to do it faster.

I’m really looking forward to carrying on the legacy we have created at CheckFree and being able to do so as an active member of Fiserv’s management team and, as Jeff noted, as a member of their Board.

Before I close and turn it back over to Jeff, I do want to say a special thanks to the 4000 employees and associates of CheckFree and congratulate them on what is the start of the next big phase of transforming financial services.

Now I will turn it back to Jeff.

Jeff Yabuki - Fiserv - President & CEO

Thanks, Pete. I appreciate the comments. Over the last few months, we have been getting lots of questions about acquisitions and how we will use the significant leverage opportunity on our balance sheet to build long-term shareholder value. I hope today’s announcement begins to address those questions in a meaningful way.

We believe this is a unique combination that will accelerate our Fiserv 2.0 strategic transformation significantly. It is designed to significantly extend our leadership position to the largest financial institutions in the world through industry-leading payments and Internet banking capabilities. It brings a product and services set that will more deeply integrate electronic bill payment and settlement capabilities with our strong core account processing capabilities and risk management solutions that will create a unique and differentiating value proposition, unrivaled in the market today.

And importantly, once completed and combined into Fiserv, we believe this business combination will deliver important long-term value accretion for all of our shareholders. We’re ready for our future and excited about the prospects.

Lastly we will share much more on this transaction and the bright future of our Company when we get together on October 2 for our investor day. With that, operator, let’s open the line for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Dave Koning, Robert W. Baird.

Dave Koning - Robert W. Baird - Analyst

Good morning and congrats to everyone. I guess one thing just to address the B of A exposure as something that has hurt CheckFree stock a little bit, I just wonder if you could comment on anything there and maybe any other relationships like the Digital Insight relationship as well?

Jeff Yabuki - Fiserv - President & CEO

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Aug. 02. 2007 / 9:00AM CT, FISV - Fiserv to Acquire CheckFree

Thanks, Dave. I think for right now we would prefer not to make any comments about specific client relationships. Obviously Bank of America, Digital Insight, all the clients of CheckFree are important to them as well as to us, and we will do everything in our collective power to be able to work with them and deliver them what they have always gotten from CheckFree and hopefully more.

Pete, is there anything that you can add to that?

Pete Kight - CheckFree - Founder, Chairman & CEO

Well, yes, we have obviously a policy of not being able to talk specifically about clients as it relates to their strategies. As I think you know, we believe we understand our clients very well. We have very close relationships with them. I can tell you we think we have very healthy relationships with our major accounts. We understand where the market is going. We understand what the opportunities are. We have a lot of capabilities we have talked about in terms of technology we brought to market that increases flexibility, increases our opportunity to serve different banks in different ways as their needs evolved.

I can certainly assure you that we spent a very significant amount of time going through lots of detail in how well we understand our business, and I believe Fiserv understands that business exceptionally well. I think we are in a very positive, very strong position. I like our relationships. I think we are in a great position to develop long-term outcomes that work very well for our business strategy.

Jeff Yabuki - Fiserv - President & CEO

I think the last thing I would add to that is that we have — as I mentioned, we have relationships with all the top 100 banks in the US, including Bank America, and we will continue to deliver the best services and products and technology that we can. And we think that we will have good relationships with all of these clients over the long-term.

Dave Koning - Robert W. Baird - Analyst

Maybe just one follow-up from a financial perspective. It seems like there’s two components really to accretion from underlying EPS, the first being you have $35 million of intangible amortization. That alone, just as a stand-alone company, Fiserv could add about $0.10 to your current EPS by moving to a cash EPS. So I’m wondering if the accretion that you talk about is on top of the $0.10 or so that you naturally get from just moving to an underlying EPS number.

Tom Hirsch - Fiserv - CFO

Absolutely, David. That does not consider that particular item. So this is just cash accretion from this deal.

Dave Koning - Robert W. Baird - Analyst

And you do expect to — you will add back your own intangible amortization as well, right?

Tom Hirsch - Fiserv - CFO

That is correct.

Operator

Kartik Mehta, FTN Midwest Research.

Kartik Mehta - FTN Midwest Research - Analyst

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Aug. 02. 2007 / 9:00AM CT, FISV - Fiserv to Acquire CheckFree

Jeff, just to expand on that previous question a little bit, as you did your due diligence for this, are you assuming that there would be some loss of customers? Obviously there continues to be a struggle between whether you go in-house or outsource. I’m wondering if that was considered or if you could discuss that in any way?

Jeff Yabuki - Fiserv - President & CEO

We would say that we did a lot of work to understand much more deeply the industry. We were able to learn a lot from our colleagues at CheckFree, learned a lot by talking to people in the industry, and we made a set of assumptions that we think are appropriate for the future. And I believe that some institutions will go in-house, and I believe some institutions will actually end up outsourcing.

I mean it really — I think there are lots and lots of variables, and you make your best shot at those variables. What we believe is most compelling is that this is a very high growth area. Many institutions are very early in the adoption curve. There are some that are I think more highlighted as being kind of maybe past the crest of the curve.

Whether that is true or not, I don’t know. But what I can say is looking at it, I would venture to guess that the substantial majority of institutions are very low on that adoption curve. And that is especially true within our base. So we think there’s lots and lots of growth that is going to come from that.

We also believe that to the extent that clients decide to go in-house that there are many capabilities that exist within the CheckFree businesses that are likely not to go in-house, whether it be settlement, elements around electronic billing. But we see lots of potential partnerships to work with people to be able to serve them in any way that they want to be served. And then lastly, we think there are many capabilities within CheckFree that are very differentiating and that have not gotten the exposure yet that will actually make those products even more compelling on an outsourced basis. And again, we will talk more about that in October.

Kartik Mehta - FTN Midwest Research - Analyst

And then Jeff, the cost savings, would you anticipate achieving all of those in 2008? What would be the buckets? Where would the majority of that $100 million come from?

Jeff Yabuki - Fiserv - President & CEO

Well, let me say upfront that we don’t anticipate that we will get the entire $100 million in 2008. We think it is probably a two-year run to get to that level. We could get it a little bit earlier. We could get it a little bit later, but we think it is about two years. And we think the easier buckets will be claimed in 2008 and the tougher buckets a little bit later after that.

You know, the very easy buckets are things like dual public company costs and those kind of things. And I think they would not be atypical from what you would see of any kind of acquisition and combination of this size.

I think it is too early to give the detail on it. I can say that we are very confident in that, and I believe that the CheckFree folks are very confident that we can deliver on these commitments that we are making to our shareholders today. And obviously we would not be talking about the $100 million if we were not extremely confident that we would be able to get at least that much.

Kartik Mehta - FTN Midwest Research - Analyst

And just one last question. A question for you, Pete. As you look at the Company, what was the catalyst for the sale? Obviously being a Founder, there’s a lot of emotional ties to the Company. I’m just wondering if it is possible for you to talk about the catalyst to agree to the sale of the Company.

Pete Kight - CheckFree - Founder, Chairman & CEO

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Aug. 02. 2007 / 9:00AM CT, FISV - Fiserv to Acquire CheckFree

Sure. It is a fair question. It is one I’m going to get around CheckFree a lot over the next couple of days when we have a founder-led organization essentially led by somebody who could not find another job for this long, it obviously is a little bit different in terms of my view. So I think this actually should relate pretty well to just an example of my confidence in Fiserv and the leverage here.

In simplest form, the way I can describe this is since Jeff has gotten this job, really before Jeff with his predecessors, but it certainly escalated a lot when Jeff came in and began the development of Fiserv 2.0. He and I have met repeatedly looking at ways that our two organizations can take advantage of each other’s leverage.

The thing that we were always sitting down working on was the excitement that because we don’t compete with each other very much in many areas, that there ought to be a great way that we could work together. I would say we’re fairly miserable at joint venture type CEOs. We did not do a very good job of that. But what we kept coming back to was we don’t overlap very much. We don’t really compete very much. There has got to be huge leverage in this. Why can’t we figure out how to make this work. And what we ended up doing over time sort of unconsciously for most of the time was working towards I would say a seminal dinner where we looked at each other and said, shouldn’t we talk about the leverage that would be available if it all came together?

In my view it really sort of happened over time relatively unconsciously in looking at ways to work together because we’re non-competitive and ultimately coming to the conclusion that that level of alignment with such little overlap is just a huge opportunity.

And then from my perspective, Fiserv really does have simply unmatched leverage in this marketplace. They serve more banks. They serve more [VEAs]. They have more business process outsourcing capability. They have the kind of capabilities for ASP and our software that we, quite frankly, are moving slower on because that is costly to do, to get started on, and Fiserv just has immense assets and resources and a huge amount of experience, and for the relationships in the industry, we think the leverage is very significant.

Operator

Charlie Murphy, Morgan Stanley.

Charlie Murphy - Morgan Stanley - Analyst

Could you talk about the timing of when you think you can get to the revenue synergies? Is that something you think you can get in 2008?

Tom Hirsch - Fiserv - CFO

I think that will take — that is going to be over a number of years also, Charlie. This is Tom. But I would say there are a number of opportunities here for us. And I think the key ones as far as the revenue synergies go are, first of all, leveraging off of CheckFree’s relationships with those Tier 1 and Tier 2 relationships. We have a lot of item processing solutions, lending solutions and risk management solutions, and we look forward to being able to bring those solutions to those top tier client relationships.

Secondly, the other big area here is selling CheckFree’s bill payment solutions into our core 6000 core depository institution relationships that we have today. So that is also a very exciting opportunity for us, and those are the two primary areas. But those are going to come in over time. I would say they are going to ramp up over the next couple of years, and that is the prognosis there.

Jeff Yabuki - Fiserv - President & CEO

And Charlie, I think the other thing is there will just be some early natural wins that will come out of that. And the more of those early natural wins we get, the higher and faster the confidence will build across those organizations, which will accelerate some of those revenue synergies. But again, we have a pretty high degree of confidence that, as Pete referenced, because of the lack of crossover that from a sales person’s perspective they are going to have more arrows in their proverbial quiver that are going to allow them to better serve clients, and that is always a great thing.

Operator

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FINAL TRANSCRIPT

Aug. 02. 2007 / 9:00AM CT, FISV - Fiserv to Acquire CheckFree

John Kraft, D.A. Davidson.

John Kraft - D.A. Davidson - Analyst

Congratulations. Were there any other bidders, Pete?

Pete Kight - CheckFree - Founder, Chairman & CEO

Yes, our policy is going to be to not answer any questions about the process. Just too many legal hurdles in that area.

John Kraft - D.A. Davidson - Analyst

Okay. And then as far as the preliminary results that you provided in the press release, the revenue certainly is considerably higher than your guidance previously. Were there any one-time fees or termination fees or anything one-time in there that contributed to that?

Pete Kight - CheckFree - Founder, Chairman & CEO

No, probably the biggest — I mean, everything performed pretty well. The biggest kicker was that we had a modestly stronger software quarter than we had projected. And so much when you have a better software quarter that powers up real quickly. So that provided probably more of the sort of visible upside. But it is true that all parts of the business ran pretty well. No significant one-time deals in any of that.

John Kraft - D.A. Davidson - Analyst

Okay. And then what percent of the CheckFree business actually comes from resellers?

Pete Kight - CheckFree - Founder, Chairman & CEO

So we don’t disclose that. We have healthy relationships with a fairly wide range of VARs. I think as many as 10 different VARs that we have reasonably significant relationships with, some of them very significant. It is certainly a reality that some of those VARs will be nervous about this deal. Some of them Fiserv provides other services to, and they will probably just be excited because they will be looking forward to additional resources we will be able to bring to the next generation of services as we roll them out.

So I would say don’t underestimate how many of the VARs would view Fiserv as perfectly benign and a good alignment with CheckFree. There are certainly some that will view this as competitive. We have a very definitive process going on today as a part of the very clear relationship that Fiserv and we have already agreed to relative to those VARs. We intend to do a world-class job providing our services to VARs who compete head-to-head aggressively with our Fiserv Brothers out in the marketplace.

This is an important part of our business. It is a strategic part of our business. We will certainly have some changing relationships as some will believe us and give us the opportunity to prove more than others. But we think that we’re going to take that head-on, and we think we will win more than we lose.

John Kraft - D.A. Davidson - Analyst

Okay. Thanks, Pete. And then, Jeff or I guess Tom, what have you guys modeled for organic revenue growth for CheckFree going forward?

Tom Hirsch - Fiserv - CFO

We’re not going to get into any specific guidance regarding CheckFree in ‘08 and ‘09 at this point in time. Albeit to say that obviously over the long term, they are growing nicely organically. That is something that is going to help our organic growth rate over the long term. But we’re not going to get into the specifics of those assumptions.

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FINAL TRANSCRIPT

Aug. 02. 2007 / 9:00AM CT, FISV - Fiserv to Acquire CheckFree

Operator

Glenn Greene, CIBC.

Glenn Greene - CIBC - Analyst

The first question I guess is for Pete. I’m just trying to get a sense for why accept the valuation at this level? You could sort of look at this a number of different ways, but just going back 14 months, your stock was clearly a lot higher at 15 to 20%. You’re getting a 20% premium here. Arguably your business is probably growing at least 10 to 15% on the bottom line. I just want to get a better sense of your sort of thinking on the valuation.

Pete Kight - CheckFree - Founder, Chairman & CEO

That is a fair question, not an easy one for me to answer without getting into more legal trouble, which I don’t need. But I guess the ballpark is it’s a difficult question to answer at anytime. We have a lot of moving parts. The market has a lot of moving parts. I think probably the biggest issue that I focus on is we really have a definition of stakeholders as shareholders, as associates and as the clients that we serve, the clients being the banks all the way and billers all the way out to their customers to the software users to the investment service providers.

You know, it is a broad array of stakeholders, and what we’re trying to do is balance out the best way to serve the stakeholders. And I actually believe that in all three of our markets we’re facing acceleration as the markets move into each of those cases their next phase of growth. You guys have heard me talk about managed accounts and the fact that we think it is going to continue to win significant market share over mutual funds.

The whole area in the financial services industry having to deal with this radical change in payments infrastructure and the fact that those back-end silos that they have today are not going to work as the Fed shifts all those costs over to our financial institutions. You know, those are two clear markets that are going through a significant change, and we think that that change is going to accelerate growth.

I hear people talk a lot about the increased discussions about in sourcing. We have the closest relationships in the world to the largest number of financial institutions, and it is a pretty steady process that has been consistent over the last five years to us. Our intention is in what we see in the marketplace is again an opportunity to be the defining leader in helping financial institutions go where they want to go. We don’t view it as a risk at reducing our market growth to help financial institutions with their internal targets and being able to take some componentry in-house if they want to manage it.

I think Jeff is right in that others are talking to us about, what if I outsource everything to you at a low enough cost, would you do that for us, so that we could control the costs that way. I think there will be a great deal of dynamics in the market as we move from less than 20% penetration of US banking households and online transaction financial services, and we’re going to sail past that over the next couple of years. There are going to be a lot of dynamics in the marketplace, and at the end of good day, Fiserv gives us a lot of resources that we can additionally bring to bear in this marketplace to help define and lead where the markets go.

Glenn Greene - CIBC - Analyst

And then for Tom, I was wondering if you could just help us with the financing, the debt terms and sort of the thoughts on the financing.

Tom Hirsch - Fiserv - CFO

Sure. As you know, today we’re fairly underlevered. Our debt to EBITDA is probably somewhere in the range today before this transaction of 0.7 to 0.8. So we believe we will continue to be investment-grade rated, and we will be going to the market over the next month or two to raise some financing through both a term loan and some investment-grade bonds, and we look forward to that process. So again, the financing should be in the investment grade area, and that is where we will end up.

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FINAL TRANSCRIPT

Aug. 02. 2007 / 9:00AM CT, FISV - Fiserv to Acquire CheckFree

Glenn Greene - CIBC - Analyst

Any sort of target? LIBOR plus whatever that you’re thinking of?

Tom Hirsch - Fiserv - CFO

Not this time. I mean it is for investment-grade companies.

Glenn Greene - CIBC - Analyst

Okay. Then just quickly the three businesses that CheckFree has — investment services, software and the core e-commerce business — is it the plan at this point to retain all three businesses?

Jeff Yabuki - Fiserv - President & CEO

Yes. I mean we see good growth opportunities in all of those businesses. We love the relationships that they have with the different financial institutions, and so we think there is a lot there.

Operator

Scott Kessler, Standard & Poor’s Equity Research.

Scott Kessler - Standard & Poor’s Equity Research - Analyst

Well, one of my questions has been asked and answered, but I was wondering if you could talk a little bit about what this transaction means for BillMatrix? Thanks a lot.

Jeff Yabuki - Fiserv - President & CEO

We think that this is a good opportunity. Obviously within CheckFree, they have the phone charge business that is an expedited bill payment business. We think that CheckFree’s core business, the EBPP business, is by far the market-leading business. And I think we’re in agreement that BillMatrix is the market leader in expedited bill pay, and we’re going to look to take advantage of each of our individual best of breed solutions. And so we will look to as we get to closing and move forward that we will look to put those together in a way that creates the best and differentiated value proposition in the market.

Operator

Julio Quinteros, Goldman Sachs.

Julio Quinteros - Goldman Sachs - Analyst

Just real quickly, Tom, could you just go through would you just said on the debt financing? Do you actually — at this point are planning on issuing bonds? Is that correct?

Tom Hirsch - Fiserv - CFO

Yes. We will be going through a variety of those over the next couple of months, both a bank loan term facility and bonds. It will be a combination of both.

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FINAL TRANSCRIPT

Aug. 02. 2007 / 9:00AM CT, FISV - Fiserv to Acquire CheckFree

Julio Quinteros - Goldman Sachs - Analyst

Thank you. And then your comment regarding investment-grade, is that because you have already gone through the process of at least talking to these guys about what you think the rating would be on this thing?

Tom Hirsch - Fiserv - CFO

No, we will continue to move forward with the rating agencies. I think one of the comments that I made initially is that our leverage today is at the roughly .7 times. So we will be going through that process over the next couple of weeks. We have low leverage today, and I think we will be within those ratios.

So from my standpoint, I believe we will continue to be investment-grade, but we are going to go through that process over the next couple of weeks here.

Julio Quinteros - Goldman Sachs - Analyst

Okay. I just want to make sure — I might have missed this in the press release — but did you guys provide the percentage or — I am sorry — the actual annual expenses that you expect to hit the P&L from intangibles expenses of amortization.

Tom Hirsch - Fiserv - CFO

No, we have not, and we will be updating this either in October or later on in January regarding those intangibles assets as far as the amortization from that standpoint.

Julio Quinteros - Goldman Sachs - Analyst

Okay. Alright. And then what percentage of the cost here is going to be allocated to goodwill?

Tom Hirsch - Fiserv - CFO

We would have to go through that process, and we will be finalizing that as we go over the next couple of months.

Julio Quinteros - Goldman Sachs - Analyst

Okay. And just lastly, the organic growth assumption for the combined entity?

Tom Hirsch - Fiserv - CFO

Again, we believe this acquisition, this combination with CheckFree will accelerate our organic growth over the long-term, and we will be getting into more specifics as we indicated in our October call.

Julio Quinteros - Goldman Sachs - Analyst

October 2?

Tom Hirsch - Fiserv - CFO

Yes, the investor day.

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FINAL TRANSCRIPT

Aug. 02. 2007 / 9:00AM CT, FISV - Fiserv to Acquire CheckFree

Julio Quinteros - Goldman Sachs - Analyst

That is in New York, right?

Jeff Yabuki - Fiserv - President & CEO

Yes.

Operator

Peter Heckmann, A.G. Edwards.

Pete Heckmann - A.G. Edwards - Analyst

Just following up on some other questions here. Can you talk about from a reseller’s perspective how many of those major resellers are competing core providers and whether the reseller contracts include a provision for change in control that can allow them given this acquisition to go back to the drawing table and renegotiate terms?

Pete Kight - CheckFree - Founder, Chairman & CEO

I’m assuming that you’re referring to our contracts. We don’t comment on any kind of internal contractual things like that. I can tell you that there is a reasonable mix of organizations that might compete with Fiserv in some areas, but don’t view a relationship with Fiserv as necessarily competitive. And then there is a subset that will view this deal with Fiserv as competitive and will have to work out with them ways in which we will continue to serve them and/or their customers, and we are at that work as we speak.

I don’t believe — not believe — I know it is not a significant volume in our business, but it is a meaningful and important part of our business, and we will work hard to make those competitors happy.

Tom Hirsch - Fiserv - CFO

And I would follow up (multiple speakers) from covering Digital Insight in the past, I remember that they had a fairly significant multiyear contract renewal in September of ‘07. And just given that they have kind of gone away from my universe of what I am paying attention to, have you announced an early contract renewal there, or can you give any commentary as to that renegotiation?

Pete Kight - CheckFree - Founder, Chairman & CEO

We just would not comment on any specific relationship. It is just not something we would put in way of threatening relationships. So I just cannot comment on that.

Pete Heckmann - A.G. Edwards - Analyst

Okay. And then Jeff and Tom, can you give a little bit of quantification of accretion on a cash EPS basis in terms of relative ranges? Are we talking $0.05 to $0.10, or something that would give us a little bit of guidance on a modeling basis?

Jeff Yabuki - Fiserv - President & CEO

Pete, for right now we have said we would prefer not to share that. We want to kind of continue to do our math and work through all this. We will share in more depth in October. We think there are attractive rewards for shareholders, and I suspect that if people went in and took

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FINAL TRANSCRIPT

Aug. 02. 2007 / 9:00AM CT, FISV - Fiserv to Acquire CheckFree

CheckFree’s numbers and extrapolated between their numbers and the cost synergies and did the math that they would be within some reasonable range. But we will talk about that in more depth in October.

The other thing I wanted to make sure that we commented on is at least in our industry, kind of our core industry, it is not unusual to have core providers work with other core providers because they have a product that — a product, the core provider B has a product that core provider A does not have. And so you certainly see that across the industry.

At least from our perspective, it is our belief that as Pete mentioned, the amount of revenue while very important is not significant in the scope of the Company. More importantly, we view those relationships at Fiserv as being important, and we will do everything in our power to make sure that we in the core processing industry continue to work together. So that people can have access to the best of breed solution that CheckFree brings to bear and that they can serve their clients the way they have always been able to serve them. So we are fully committed to making that happen.

Pete Heckmann - A.G. Edwards - Analyst

Okay. Alright. That is helpful. And will you remind me, for your annual guidance for ‘07, how much additional share repurchase was contemplated in that guidance, and is it safe to assume that you will be scaling back share repurchase ahead of this deal?

Jeff Yabuki - Fiserv - President & CEO

So, when we — we have not given any specific guidance on how many shares we would repurchase. What we have said historically is that we would continue to purchase shares of stock when we believe there are shares of stock that are attractively valued vis-a-vis our intrinsic value model, and that we intended to deploy our free cash flow to share repurchase and use debt to fund kind of normal course acquisitions. I think we would all agree that this would not be in a “normal course” acquisition in the history of Fiserv. So we will certainly take a look at how we’re going to use our capital.

What I would say is that we believe because of the great job that CheckFree does managing their cash flow and, frankly, the great job we do of managing our cash flow that we are still going to have very attractive cash flows and that we will continue to reacquire our shares when it makes sense versus our intrinsic value model.

The last thing I would say, Pete, is, and I think there was a bit of confusion on this in our last quarterly conference call, and that is that we do expect to allocate the proceeds that we would be receiving from the sale of our ISS business into share repurchase or other forms of earnings generating activities that will ensure that we are not giving up any earnings per share. I think there was some belief that we were not going to do much with those assets. That we will continue to generate earnings from the sale of our business from a discontinued standpoint, and then when that is no longer part of our operation when we receive the capital, we fully intend to deploy that as quickly as we can to ensure that only de minimis dilution or slight dilution that we talked about would occur in ‘08, and that was really only allocated — I’m sorry, only an issue because of the timing in which we would be able to reallocate those proceeds. So we will continue to be working on that front.

Pete Heckmann - A.G. Edwards - Analyst

Okay. Alright. That is helpful. And then last question and I will get back in the queue. But as regards the potential financing, can you talk about an anticipated multiple of pro forma EBITDA? Are we talking about getting to 3, 3.5 times pro forma EBITDA, and then at what level would you be comfortable in maintaining on a go-forward basis? I mean would that be a higher level of debt? Then you pull it back down to, let’s say, 2 times EBITDA, and that would be a level you would be comfortable maintaining?

Jeff Yabuki - Fiserv - President & CEO

Yes, I think so. I think we’re comfortable having more leverage on our balance sheet. From a standpoint, we would like to stay investment-grade, and that has been our thought process, and we will continue to do that through this transaction, and we will continue to do what is prudent going forward.

Operator

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FINAL TRANSCRIPT

Aug. 02. 2007 / 9:00AM CT, FISV - Fiserv to Acquire CheckFree

David Parker, Merrill Lynch.

David Parker - Merrill Lynch - Analyst

You mentioned in your comments that you expect to cross-sell CheckFree services into your 6000 core customers. What percentage of those customers currently use CheckFree’s bill payment solution?

Jeff Yabuki - Fiserv - President & CEO

You know, we don’t have that number off the top of our heads, and we would not disclose that. I would say that CheckFree is the leading provider of that service.

However, many of our smaller institutions are in the very kind of nascent stages of adoption. So they have just been adopting over the last year or so in a more material way. You will notice in our last press release that we — or our last several press releases, we’ve continued to talk about Paytraxx in terms of how many new signups we’re getting.

So we believe that by offering CheckFree’s best of breed solution into our base, that we will be able to substantially increase the level of penetration that exists there and best of all give our clients we think an even more robust solution.

David Parker - Merrill Lynch - Analyst

Okay. And then the expected closing date of December 31 seems somewhat conservative. Is that simply an effort by you to time it around the year-end, or are you anticipating something from a regulatory standpoint that could take longer than expected?

Tom Hirsch - Fiserv - CFO

Yes, the reason why we said sometimes toward the end of the year is that some of the businesses that CheckFree have reacquire kind of state-by-state approval and specifically in the walk-in bill pay space. And while that space is not again significant in the scope of the Company, we have to secure those regulatory approvals before we move over to close. So that is really the only thing that is having us have it be a little bit of a later close than we would otherwise anticipate. We’re going to obviously do everything in our power to get it to close earlier. It has nothing to do with wanting to wait until the end of the year. We are pretty excited and actually want to get going more quickly as opposed to later.

David Parker - Merrill Lynch - Analyst

And then one question for Pete. You have made a number of acquisitions recently — Corillian, Upstream, Carreker. Can you just give us an update on how the integration of those acquisitions is going?

Pete Kight - CheckFree - Founder, Chairman & CEO

Sure. I can tell you that in all three cases the acquisitions are slightly ahead of what we modeled on our last quarterly call. Again, I will try hard not to cross some legal line that gets me in trouble by any more preannouncement. But I can definitely tell you that all three of the acquisitions are at least a little bit ahead of where we had targeted.

I would tell you in terms of our analysis we’re extremely excited about all three. We have a lot to do with Corillian. Because now, of course, the platform for which the Corillian, CheckFree online banking integration was going to take place on, now that platform is immensely larger. And referencing Jeff’s earlier point, our overall average penetration in CheckFree financial institutions is a lot higher, I mean a lot higher than Fiserv’s penetration should be because a), it is our primary business. We’re the leaders in it. And b), they are different banks.

But there is no question we believe bringing our full resources integrated with Fiserv’s we’re going to substantially — we will bring those banks to a closer alignment with CheckFree’s penetration rates. So there is a huge opportunity there, but I will tell you there’s a lot of additional work.

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FINAL TRANSCRIPT

Aug. 02. 2007 / 9:00AM CT, FISV - Fiserv to Acquire CheckFree

Now all of a sudden we have got a much, much bigger playing field for integrated online banking. So that two years from now we’re not talking about bill payment and bill presentment. Online banking is online banking, and it embeds all of those transaction capabilities and more.

So a lot of opportunity. The acquisitions I think fit extremely well. It would look like we did Carreker on purpose knowing that we would do this with Fiserv because Carreker’s ability to better align our software division with Fiserv I think is going to work great. That one is not as easy to see from the outside. I probably have people in my own software business that don’t see it real well yet because that is clearly a software business. Fiserv is not directly in the software business, but they are a huge player in the back end payments infrastructure space, and we think that again the alignment without direct overlap is going to be pretty powerful.

Operator

Nik Fisken, Stephens.

Nik Fisken - Stephens - Analyst

Was a full sales process run?

Pete Kight - CheckFree - Founder, Chairman & CEO

This is Pete. If you are asking me, I am not going to comment on the sales process.

Nik Fisken - Stephens - Analyst

Okay. And if there was going to be an antitrust issue, is it appropriate to focus on the expedited bill pay?

Jeff Yabuki - Fiserv - President & CEO

At least our counsel does not see any antitrust issues here, and we will obviously go through our filings and do kind of file the HSR. But we are pretty comfortable that we are on safe ground across the board.

Nik Fisken - Stephens - Analyst

And last question for Jeff. How did you guys end up picking CheckFree versus some of the other bill pay providers?

Jeff Yabuki - Fiserv - President & CEO

You know, inherent in our strategy is to be able to deliver to our clients the absolute best solutions, those solutions that will enable them to achieve as much market success as they want to achieve. And there is just — I don’t think a question anywhere that certainly in the EBPP space there is no better solution than CheckFree and from an end-to-end standpoint, especially when you start to factor in things like electronic billing and some very intriguing fraud net solutions that they bring to bear, as well as the ability to settle any transaction on a proprietary basis. So from our perspective, that was by far the best solution.

The other thing that was critical for us is, as Pete mentioned in his commentary, we work well together. We view the market in a similar way. Our culture and how we think about clients and how we think about the industry and how we think about the platforming effect that is going on in the industry and how we can fit pieces together to be able to really serve clients in a way that is extraordinarily different than anyone else. When you add that all up, there was really no other choice.

Operator

Tien-tsin Huang, JPMorgan.

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FINAL TRANSCRIPT

Aug. 02. 2007 / 9:00AM CT, FISV - Fiserv to Acquire CheckFree

Tien-tsin Huang - JPMorgan - Analyst

Congratulations on the deal. Glad to see it happen. A follow-up question on the timing of the cost savings of the synergies. Jeff, do you have a target minimum amount of savings you are expecting to achieve in 2008?

Jeff Yabuki - Fiserv - President & CEO

Yes, we do have a target minimum. But if I shared that, I think Tom Hirsh would kill me. One of the things that we did is we got our management team together, and we went through this very detailed work, which is consistent with the legacy of Fiserv, and we are very comfortable with the assumptions that we have made. We have reviewed them with our colleagues at CheckFree, and we would not share it if we did not think it was going to happen, and we have a number for ‘08, we have a number for ‘09 and ‘10 and ‘11. So we are pretty confident in those numbers.

Tien-tsin Huang - JPMorgan - Analyst

Okay. Very good. And did you disclose the breakup fee on the deal, and when do you expect to file the merger agreement in the proxy?

Jeff Yabuki - Fiserv - President & CEO

We did not. We did not share the breakup fee in the deal. We expect to file it in the next couple of days.

Tien-tsin Huang - JPMorgan - Analyst

Okay. I will look out for that. Congrats, again.

Operator

Chitra Sundaram, Cardinal Capital.

Chitra Sundaram - Cardinal Capital - Analyst

Thanks and congratulations. Can we just talk about the investment services, or I am perhaps titling it wrongly, but there is a business I believe within CheckFree that has something to do with investment services. How is that different from the ISS business that you are (inaudible) at Fiserv?

Jeff Yabuki - Fiserv - President & CEO

That is a good question. Let me ask Pete to talk, just give a little bit of overview on that business, and then I will talk about why it is different from what we had before.

Pete Kight - CheckFree - Founder, Chairman & CEO

Sure. So our investment services division headquartered in Jersey City is a leading provider of technology processing services for what we call — what is called separately managed accounts or managed accounts industry, which I’m guessing most of you on the call know as essentially individual portfolio accounts. That business is growing very well.

It is in the early stages of rolling out the first set of componentry to its new next generation platform that we call EPL, which is again a great timing for this deal. This is a next generation transformational technology platform that will automate the full back-end process of the managed

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FINAL TRANSCRIPT

Aug. 02. 2007 / 9:00AM CT, FISV - Fiserv to Acquire CheckFree

accounts industry. So that business is — has a great position in terms of servicing most of the largest broker-dealers and a wide swath of the leading money managers in a market area, managed accounts, that has historically over the last three years been growing faster than the overall investment market and we think is going to accelerate.

Jeff Yabuki - Fiserv - President & CEO

Thanks, Pete. And the other thing is, these services within CheckFree, they are the dominant provider in their space by a fair amount. This is a technology and ASP-oriented solution where the business that we announced the sale on is more BPO-focused. They don’t have — they did not have the market leadership position, and it was our former or our ISS business in which we no longer intend to operate was also very capital intensive. We had capital that was tied up there.

And then lastly, the growth dynamics are just very, very different between the business, CheckFree’s business and our business. So while we understand a bit of a disconnect because of the titles of the segment, we view those businesses as very different, and frankly, we’re excited about the investment services, the opportunity to help move that investment services business of CheckFree even further than they have been able to do historically segment.

Chitra Sundaram - Cardinal Capital - Analyst

Okay. And in terms of the accretion to the cash EPS, I think you just qualitatively indicated that it would be accretive, and I don’t think you gave any numbers. Right?

Tom Hirsch - Fiserv - CFO

Not at this time. That is correct. We are very comfortable with that.

Pete Kight - CheckFree - Founder, Chairman & CEO

Jeff, this as Pete. I apologize but I have one of my two all-hands meetings at CheckFree, which is a really important part of our communications plan. I know you know about it. I just wanted to thank everybody for sharing time with me on the call and just tell you that I am going to drop off and go talk to our associates.

Jeff Yabuki - Fiserv - President & CEO

Thanks, Pete, and tell them we said hello.

Operator

[Scott Middleman], Jefferies Asset Management.

Scott Middleman - Jefferies Asset Management - Analyst

Most of my questions have been answered. I just have two quick ones. You just said you are going to do a term loan. Is there a commitment outstanding with any bank?

Tom Hirsch - Fiserv - CFO

We have firm financing in place, but we’re going to be rolling out some other types of financing, including investment-grade bonds and also a larger bank loan facility.

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FINAL TRANSCRIPT

Aug. 02. 2007 / 9:00AM CT, FISV - Fiserv to Acquire CheckFree

Scott Middleman - Jefferies Asset Management - Analyst

So a bank has given you a written commitment to give you that financing?

Tom Hirsch - Fiserv - CFO

Yes, we have a written commitment.

Scott Middleman - Jefferies Asset Management - Analyst

Will you disclose what banks have done that?

Tom Hirsch - Fiserv - CFO

No, I mean we have a written commitment as part of our transaction, but over the next couple of months, next couple of weeks, excuse me, we will be finalizing those credit facilities with a number of our partners.

Scott Middleman - Jefferies Asset Management - Analyst

You said there would be some state-by-state approvals for the walk-in bill pay. I mean is it all 50 states? Any ballpark on how many states need to be filed with?

Tom Hirsch - Fiserv - CFO

I mean it is not a significant issue. It is really just a matter of working through the individual agencies in each of the states, and I think it’s between 30 and 40.

Operator

Terry Babe, ThinkEquity Partners.

Terry Babe - ThinkEquity Partners - Analyst

I may have missed this earlier, but because of CheckFree’s customer concentration, have you earmarked a certain percentage of CheckFree’s revenues that could be at risk over time?

Jeff Yabuki - Fiserv - President & CEO

Sure. I mean, as part of our analysis, we obviously took a look at the client base that they had, the client base they did not have and then drew boundaries around where we thought the high-end would be and where we thought the low-end would be, and what we thought kind of the most likely scenario is. And we believe in any of those scenarios that this transaction is a good transaction for our shareholders. So we are comfortable in — on the low-end. We prefer to be on the high-end, and we will strive to get there.

Tom Hirsch - Fiserv - CFO

I would just add to that that our acquisition process, as you know through the years, it has been extremely disciplined, and we have many individuals in Fiserv who have been doing that for an period of time.

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FINAL TRANSCRIPT

Aug. 02. 2007 / 9:00AM CT, FISV - Fiserv to Acquire CheckFree

Terry Babe - ThinkEquity Partners - Analyst

Okay. Great. And then in terms of the revenue synergies over time, can you talk about as you try and cross-sell CheckFree solutions into your core customer base, maybe any thoughts on how you may need to restructure or reorganize your salesforce, or maybe you could just speak to that?

Jeff Yabuki - Fiserv - President & CEO

I think it is to early to talk intelligently about those kinds of — kind of internal employee organization issues. We will look to drive the best integrated value proposition that we can, and we will do that as one Company. And we will look for where those capabilities are the best. But obviously between now and the time we close, we will be working diligently to come to those right answers.

Alright, everyone. Well, thanks for joining us this morning. I know it was on some short notice. If you have further questions, please don’t hesitate to contact our group here. We will be ready to talk. Thanks for your support, and then if you could also now please provide the replay information, that would be great.

Operator

Certainly, sir. Thank you. A replay of this conference call will be available beginning approximately one hour following the call. To access the replay, please dial 800-896-3843. Thank you for joining us today.

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